Exhibit 3.2

Execution Version

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NUSTAR GP, LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of NuStar GP, LLC (the “Company”) is entered into and executed by NuStar GP Holdings, LLC, a Delaware limited liability company (the “Member”), effective as of July 20, 2018 at the Effective Time (as defined in the Merger Agreement (as defined below)). In consideration of the covenants, conditions and agreements contained herein, the Member, who upon the date hereof is the sole Member of the Company having the limited liability company interest in the Company described on Exhibit A attached hereto, hereby determines as follows:

WHEREAS, the Company, the Member, NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership, and Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Member, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 7, 2018, and the Member now desires to enter into this Agreement to reflect certain matters as required thereby;

NOW, THEREFORE, the Member does hereby amend and restate the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 5, 2000, as heretofore amended, to provide, in its entirety, as follows:

1.    FORMATION.

The Company has been formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) on December 7, 1999, under and pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).

2.    NAME.

The name of the Company is, and the business of the Company shall be conducted under the name of, “NUSTAR GP, LLC.” The name of the Company may be changed from time to time by amendment of this Agreement and the Certificate. The Company may transact business under an assumed name by filing an assumed name certificate in the manner prescribed by applicable law.

3.    TERM.

The Company commenced its existence on the effective date of the filing of the Certificate and shall continue in existence until it is dissolved and terminated by the affirmative action of the Member or pursuant to the Act.

4.    OFFICE.

The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Member may designate in the manner provided by law.

5.    PURPOSE.

The purpose and business of the Company shall be to (i) serve as the general partner of the General Partner and (ii) engage in any lawful activity for which limited liability companies may be organized under the Act. The Company, the General Partner and the Partnership are collectively referred to herein as the “Entities.”

6.    MEMBER.

The name and business or mailing address of the Member is:

NuStar GP Holdings, LLC

19003 IH-10 West

San Antonio, TX 78257

7.    MANAGEMENT.

(a)    Powers and Duties. As provided in this Agreement, all management powers over the business and affairs of the Company shall be (i) exclusively vested in a board of directors (the “Board of Directors”) and (ii), subject to the Board of Directors, the officers of the Company (the “Officers”), which members of the Board of Directors (each, a “Director”) and Officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company.

In addition to the powers that now or hereafter may be granted to managers under the Act and to all other powers granted under any provision of this Agreement, the Board of Directors and the Officers shall have the full power and authority to do all things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of each of the Entities, on its own behalf and in its capacity as the general partner of the General Partner of the Partnership, including: (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations; (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of any of the Entities; (iii) the use of the assets of the Entities (including cash on hand) for any purpose consistent with the terms of this Agreement and the repayment of obligations of any of the Entities; (iv) the negotiation, execution and performance of any contracts, conveyances or other instruments; (v) the distribution of cash of any of the Entities; (vi) with respect to any of the Entities, as applicable, the selection, engagement and dismissal of Officers, employees and agents, outside attorneys, accountants, engineers, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (vii) the maintenance of such insurance for the benefit of any of the Entities, as it deems necessary or appropriate; (viii) the acquisition or disposition of assets by any of the Entities; (ix) the formation of, or acquisition of an interest in, or the contribution of property to, any other entity by any of the Entities; (x) the control of any matters affecting the rights and obligations of any of the Entities, including the commencement, prosecution and defense of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and (xi) the indemnification of any person against liabilities and contingencies to the extent permitted by law and this Agreement.

(b)    Adoption of Section 13.4(b) of the Partnership Agreement.

(i)    As of the Effective Time (as defined in the Merger Agreement), the Board of Directors consists of the nine persons listed on Exhibit B attached hereto. The Member and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.4(b) of the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership (as may be amended from time to time in accordance with its terms, the “Partnership Agreement”) as if such section were set forth in full herein and hereby delegate to the Limited Partners (as defined in the Partnership Agreement) the right to elect the number of Directors constituting the Board of Directors in accordance with Section 13.4(b) of the Partnership Agreement. Such delegation shall not cause any Member to cease to be a member of the Company and shall not constitute a delegation of any other rights, powers, privileges or duties of the Member with respect to the Company. A Director need not be a Member or a Limited Partner.

(ii)    The Limited Partners shall not be deemed to be a Member (as defined herein) or holders of a limited liability company interest in the Company or to be “members,” “managers,” or holders of “limited liability company interests” as such terms are defined in the Act. The exercise by a Limited Partner of the right to elect Directors and any other rights afforded to such Limited Partner hereunder and under Section 13.4(b) of the Partnership Agreement shall be in such Limited Partner’s capacity as a limited partner of the Partnership, and no Limited Partner shall be liable for any debts, obligations or liabilities of the Company by reason of the foregoing.

(iii)    The Member, the Directors and the Company shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of Section 13.4(b) of the Partnership Agreement as adopted in this Section 7(b).

(iv)    If the Company delegates to any individual or corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (a “Person”) the management powers over the business and affairs of the Partnership provided to the General Partner (as provided in the Partnership Agreement), the foregoing provisions of this Section 7(b) shall be applicable with respect to the board of directors or other governing body of such Person.

(v)    The Board of Directors, without the consent of any other Person, shall have the authority to adopt a resolution for staggered elections of the Directors in the manner set forth in Section 13.4(b) of the Partnership Agreement.

(c)    Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act:

(i)    each member of the Board of Directors shall have one vote;

(ii)    the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

(iii)    the act of a majority of the members of the Board of Directors present at a meeting at which a quorum is present shall be deemed to constitute an act of the Board of Directors.

(d)    Vacancies. In case any vacancy shall occur on the Board of Directors because of death, resignation, retirement, disqualification, removal, an increase in the authorized number of Directors or any other cause, such vacancy may be filled as provided in Section 13.4(b) of the Partnership Agreement.

(e)    Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors, provided that the Board of Directors shall hold at least four regular meetings in each year. In the absence of any such determination, such meetings shall be held at such times and places, within or without the State of Delaware, as shall be designated by the Chairman of the Board of Directors on not less than two calendar days’ advance notice (specifying the time and place of the meeting and the agenda therefor) to each Director, given verbally or in writing either personally, by telephone, by facsimile transmission, by mail or by electronic mail.

(f)    Special Meetings. Special meetings of the Board of Directors shall be held at the call of any Director at such times and places, within or without the State of Delaware, as he or she shall designate, on not less than two calendar days’ advance notice (specifying the time and place of the meeting and the agenda therefor) to each Director, given verbally or in writing either personally, by telephone, by facsimile transmission, by mail or by electronic mail.

(g)    Waiver of Notice. Notice of any regular or special meeting of the Board of Directors, or any committee thereof, need not be given to any member of the Board of Directors or any committee thereof if waived by him or her in writing, whether before or after such meeting is held, or if he or she shall sign the minutes or attend the meeting.

(h)    Manner of Acting. Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of telephone conference or similar communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all persons serving on the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

(i)    Compensation. The Member or the Board of Directors may, by a resolution or resolutions, fix, and from time to time change, the compensation of Directors. Each Director shall be entitled to reimbursement from the Company for his or her reasonable expenses incurred in attending meetings of the Board of Directors or any committee thereof.

(j)    Committees. The Member or the Board of Directors may, by resolution, designate one or more committees, each committee to consist of two or more members of the Board of Directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the Board of Directors as provided in Section 7(a).

(k)    Audit Committee. The Board of Directors shall establish an Audit Committee, which shall be comprised of three independent directors, who are not employees or affiliates of the Entities. The Audit Committee shall perform such functions and have such powers as required or contemplated by the rules of the New York Stock Exchange and the Securities and Exchange Commission.

(l)    Committee Procedure. Except as otherwise provided herein, each committee established pursuant to this Agreement shall adopt its own rules governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules or by resolution adopted by the Member or the Board of Directors. Unless otherwise provided by any such rules or resolutions, notice of the time and place of each meeting shall be given to each member of such committee as provided herein with respect to notices of special meetings of the Board of Directors. Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors and to the Member when required.

8.    RESTRICTIONS ON THE BOARD OF DIRECTORS’ AUTHORITY.

The Board of Directors may not take any action in contravention of this Agreement, including: (i) any act that would make it impossible to carry on the ordinary business of any of the Entities, except as otherwise provided in this Agreement; (ii) possessing property of any of the Entities, or assigning any rights in specific property of any of the Entities, for other than a purpose related to one or more Entities; or (iii) amending or modifying this Agreement in any manner, except as otherwise provided in this Agreement. Except as otherwise specifically provided in this Agreement or by resolution approved by not less than a majority of the Board of Directors, (i) no Director or group of Directors shall have any actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, any of the Entities, nor take any action in the name of or on behalf of the Entities or conduct any business of the Entities other than by action of the Board of Directors taken in accordance with the provisions of this Agreement, and (ii) no Director shall have the power or authority to delegate to any Person such Director’s rights and powers as Director to manage the business and affairs of the Entities.

9.    OFFICERS.

(a)    Generally. The Member or the Board of Directors, as set forth below, shall appoint agents of the Company, referred to as “Officers” of the Company. Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 9.

(b)    Titles and Number. The Officers of the Company shall be the Chief Executive Officer, the President, any and all Vice Presidents, the Secretary and any Treasurer, and any and all Assistant Secretaries and Assistant Treasurers. There shall be appointed from time to time, in accordance with Section 9(c) below, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire. Any person may hold two or more offices.

(c)    Appointment and Term of Office. The Officers shall be appointed by the Board of Directors at such time and for such term as the Board of Directors shall determine. Any Officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

(d)    Election of Officers, Qualification and Term. The Officers shall be appointed annually or at such other interval as the Board of Directors shall determine. Each such Officer shall hold office until a successor shall have been duly appointed by the Board of Directors and shall have qualified in his or her stead unless the Member shall have provided otherwise in any particular case, or until such Officer shall have resigned and his or her resignation shall have become effective, or until such Officer shall have been removed in the manner hereinafter provided.

(e)    Removal. Except as otherwise expressly provided in a contract duly authorized by the Board of Directors, any Officer may be removed, either with or without cause, at any time by the Board of Directors.

(f)    Resignations. Any Officer may resign at any time by giving written notice to the Board of Directors. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(g)    Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled for the unexpired portion of the term by election by the Board of Directors.

(h)    Salaries. The salaries of all Officers shall be fixed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the Company.

(i)    Chairman and Vice Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the members and of the Board of Directors. Except where by law the signature of the Chief Executive Officer and President is required, the Chairman of the Board of Directors shall possess the same power as the Chief Executive Officer and President to sign all contracts, certificates and other instruments of the Company which may be authorized by the Board of Directors. During the absence or disability of the Chief Executive Officer and President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the Chief Executive Officer and President and any Chief Operating Officer. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by this Agreement or by the Board of Directors. The Vice Chairman of the Board of Directors, if any, shall, during the absence or disability of the Chairman of the Board of Directors, have the powers and perform the duties of the Chairman of the Board of Directors and shall also perform such other duties and may exercise such other powers as from time to tome may be assigned to him by the Board of Directors. Notwithstanding anything in this Agreement to the contrary, the Chairman of the Board of Directors and any Vice Chairman of the Board of Directors may only be removed from such offices (but not as directors) by an affirmative vote of the majority of the entire Board of Directors.

(j)    Chief Executive Officer and President. The Chief Executive Officer and President shall, subject to the control of the Board of Directors and the Chairman of the Board of Directors (or during his absence or disability, any Vice Chairman of the Board of Directors), have general supervision of the business and affairs of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall possess the power to execute all bonds, mortgages, contracts and other instruments of the Company requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Company may sign and execute documents when so authorized by this Agreement, the Board of Directors or the Chief Executive Officer and President. In the absence or disability of both the Chairman of the Board of Directors and any Vice Chairman of the Board of Directors, the Chief Executive Officer and President shall preside at all meetings of the members and the Board of Directors. The Chief Executive Officer and President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by this Agreement or by the Board of Directors and, notwithstanding any other provision of this Agreement, the Chief Executive Officer and President may appoint officers of the Company pursuant to and in accordance with authority granted to him from time to time by the Board of Directors.

(k)    Chief Accounting and Financial Officer. The Chief Accounting and Financial Officer or Officers shall, subject to the control of the Board of Directors, the Chairman of the Board of Directors (or during his absence or disability, any Vice Chairman of the Board of Directors), and the Chief Executive Officer and President, have general supervision of the financial and accounting affairs of the Company. He (or they) shall possess the power to enter into long and short-term credit and financing arrangements on behalf of the Company, contracts of guaranty, letters of credit, derivatives, contracts with auditors, and such other similar arrangements on behalf of the Company as he (or they) may deem advisable, all within the Company’s parent’s general limits of authority.

(l)    Vice Presidents. At the request of the Chief Executive Officer and President or in his absence or in the event of his inability or refusal to act (and only in the absence of the Chairman of the Board of Directors and any Vice Chairman of the Board of Directors who would otherwise have the powers and perform the duties of the Chief Executive Officer and President), the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer and President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer and President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors, no Vice Chairman of the Board of Directors, and no Vice President, the Board of Directors shall designate the officer of the Company who, in the absence of the Chief Executive Officer and President or in the event of the inability or refusal of the Chief Executive Officer and President to act, shall perform the duties of the Chief Executive Officer and President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer and President.

(m)    Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of members and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary or a designee shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the members and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the members and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Company and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

(n)    Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Company. If required by the Board of Directors, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

(o)    Assistant Secretaries. Except as may be otherwise provided in this Agreement, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer and President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

(p)    Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer and President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and of the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

(q)    Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Company the power to choose such other officers and to prescribe their respective duties and powers.

(r)    Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(s)    Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

10.    CAPITAL CONTRIBUTION.

The Member or its predecessor in interest has previously made capital contributions to the Company.

11.    ADDITIONAL CONTRIBUTIONS.

The Member is not required to make any additional capital contributions to the Company.

12.    ALLOCATION OF PROFITS AND LOSSES.

The Company’s profits and losses shall be allocated one hundred percent (100%) to the Member.

13.    DISTRIBUTIONS.

Distributions shall be made one hundred percent (100%) to the Member at the times and in the aggregate amounts determined by the Member.

14.    GOVERNING LAW.

This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware, without regard to principles of conflicts of laws, with all rights and remedies being governed by said laws.

15.    INDEMNIFICATION.

(a)    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (“Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgements, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 15(c) with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

(b)    Right to Advancement of Expenses. The right to indemnification conferred in this Section 15(b) shall include the right to be advanced by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Act so requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal

(a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 15(b) or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 15(a) and 15(b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(c)    Right of Indemnitee to Bring Suit. If a claim under Section 15(a) or 15(b) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Board of Directors, independent legal counsel or its Member) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its Member) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. If any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 15 or otherwise shall be on the Company.

(d)    Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 15 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Agreement, vote of members or disinterested directors or otherwise.

(e)    Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

(f)    Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 15 with respect to the indemnification and advancement of expenses of directors and officers of the Company.

(g)    No Amendment, Modification or Repeal. No amendment, modification or repeal of this Section 15 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company or the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(h)    Ordering of Liability. To the maximum extent permitted by law, as between the Company, on the one hand, and the General Partner and the Partnership or its subsidiaries (the “Other Parties”) on the other hand, this Section 15 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification or advance of expenses payments, with the Other Parties having primary liability and the Company having only secondary liability. The possibility that an Indemnitee may receive indemnification or advancement of expenses payments from the Other Parties shall not restrict the Company from making payments under this Section 15 to an Indemnitee that is otherwise eligible for such payments, but such payments by the Company are not intended to relieve the Other Parties thereof from any liability that they would otherwise have to make indemnification and advance payments to such Indemnitee and, if an Indemnitee that has received indemnification or advancement payments from the Company actually receives duplicative payments from the Other Parties (including from any insurance policy maintained by such Other Parties), such Indemnitee shall repay the Company to the extent of such duplicative payments.

16.    CONSTRUCTION.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to sections refer to sections of this Agreement, unless otherwise indicated; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

17.    AMENDMENT.

Subject to Section 15, this Agreement may be amended or restated only by a written instrument executed by the Member.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the day and year first above written.

Member:

NUSTAR GP HOLDINGS, LLC

By:	/s/ Thomas R. Shoaf
Name:	Thomas R. Shoaf
Title:	Executive Vice President and Chief Financial Officer

Signature Page to

the Second Amended and Restated Limited Liability Company Agreement of

NuStar GP, LLC

EXHIBIT A

INTEREST

Member	Interest
NuStar GP Holdings, LLC 19003 IH-10 West San Antonio, TX 78257	100%

EXHIBIT B

William E. Greehey

Bradley C. Barron

J. Dan Bates

Dan J. Hill

Robert J. Munch

W. Grady Rosier

William B. Burnett

James F. (“Fully”) Clingman, Jr.

Jelynne LeBlanc-Burley